GCT Semiconductor Holding, Inc. Provides Business Update and Reports First Quarter 2026 Financial Results
Q1 2026 Total Revenue Increased Approximately 287% Year-Over-Year
5G Chipsets Shipments in Q1 2026 Increased Approximately 58% Sequentially

SAN JOSE, CA – May 12, 2026 – GCT Semiconductor Holding, Inc. (“GCT” or the “Company”) (NYSE: GCTS), a leading designer and supplier of advanced 5G and 4G semiconductor solutions, today provided an update on business developments and reported financial results for the first quarter ended March 31, 2026.
Recent Operational Highlights

•
5G chipset shipments in Q1 of 2026 increased sequentially by approximately 58% to 3,000 units, signaling the anticipated commercial ramp, which is expected to continue throughout the year as additional orders from lead customers are received.

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Expanded licensing agreement with one of the world's largest satellite communications providers to include additional GCT 5G and 4G chipset integrations across next-generation user equipment, reinforcing the Company’s role in enabling seamless satellite-terrestrial connectivity, broadening deployment scope, and supporting a multi-phase pathway for increased chipset adoption. The initial 5G chipset shipments to this partner remain on track to begin in the second half of 2026.

“Following the foundational progress of our commercial 5G operations at the end of 2025, our first quarter 2026 results demonstrate that we have now entered a new phase defined by increasing customer shipments,” said John Schlaefer, Chief Executive Officer of GCT. “In the first quarter we delivered a substantial 58% sequential increase in 5G chipset shipments, a clear indicator that customers are continuing to transition from evaluation into early deployment. At the same time, we are expanding the scope and depth of our customer relationships and chipset use cases. Our broadened licensing agreement with one of the world’s largest global satellite communications providers highlights the growing importance of GCT technology in enabling converged connectivity across both terrestrial and non-terrestrial networks. We view this as a multi-phase opportunity that can drive incremental adoption of our solutions over time as next generation user equipment platforms are introduced.
“Looking ahead, our focus remains on scaling 5G chipset production by strengthening our supply chain and operational infrastructure to support higher volumes. While we are still in the early stages of this ramp, we believe the progress achieved in the first quarter reinforces our expectation, and aligns with our previous experience in 4G. We expect sequential growth in 5G chipset shipments as commercialization ramps throughout the year.”

"Our first quarter results reflect a meaningful step from last quarter but remain modest in comparison to our mid-and-long-term expectations," said Edmond Cheng, Chief Financial Officer of GCT. "Our revenue increased 287%

year-over-year, driven by increased 5G shipments and continued contribution from our service and new contracts win, as we support our lead customers in their transition to 5G. Moving further into 2026, our priorities remain consistent: maintaining financial flexibility and disciplined capital allocations to support 5G chipset commercialization and volume production readiness to ensure we are positioned to capitalize on the expanding 5G opportunity.”
First Quarter 2026 Financial Results
Results compare the 2026 fiscal first quarter ended March 31, 2026, to the 2025 fiscal first quarter ended March 31, 2025.

•	Net revenues were $1.9 million, a 287.1% increase from $0.5 million.
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Gross margin for the three months ended March 31, 2026 increased to 49.3% compared to 17.7% in the period ended March 31, 2025, primarily due to higher margins from the Company’s service offerings and increased share of 5G platform sales throughout the 2026 fiscal first quarter.

•	Total operating expenses were $7.1 million, a 9.6% decrease from $7.8 million.

Liquidity
The Company's existing sources of liquidity as of March 31, 2026, include cash and cash equivalents of $7.2 million, net accounts receivable of $2.4 million, and inventory of $1.6 million. In the second fiscal quarter of 2025, GCT filed a universal shelf registration statement on Form S-3 that allows the Company to raise up to $200.0 million through the issuance of securities, including the $75.0 million for the ATM Offering.
5G Outlook
The Company continues to expect sequential quarterly growth in 5G shipments throughout 2026.
Conference Call
The Company will hold a conference call and live webcast at 4:30 p.m. ET or 1:30 p.m. PST, which will be open to the public. During the conference call, the Company will discuss business updates and review the financial results, followed by a Q&A period.

Date: Tuesday, May 12, 2026
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Dial-in information: Please register in advance of the call here.
Webcast (listen-only): To listen to the webcast use the following LINK.

A replay of the webcast will be available via the Investors section of the GCT website at investors.gctsemi.com.

About GCT Semiconductor Holding, Inc.
GCT is a leading fabless designer and supplier of advanced 5G and 4G LTE semiconductor solutions. GCT's market-proven solutions have enabled fast and reliable 4G LTE connectivity to numerous commercial devices such as CPEs, mobile hotspots, routers, M2M applications and smartphones, etc., for the world's top wireless carriers. GCT's system-on-chip solutions integrate radio frequency, baseband modem and digital signal processing functions, therefore offering complete 4G and 5G platform solutions with small form factors, low power consumption, high performance, high reliability, and cost-effectiveness. For more information, visit www.gctsemi.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1955. These forward-looking statements include, without limitation, the Company’s expectations with respect to its business operations; the expected timeline to commence shipment of 5G chipsets; the 5G outlook and anticipated growth of 5G markets and opportunities; the benefits of development agreements with partners; the ability for the Company to improve financial performance; the ability of the Company to raise sufficient capital to fund its operations; the ability of the Company’s technology and products to address new markets and meet customer demands; the execution of go-to-market strategies; and the anticipated size of addressable markets by the Company’s products. Words such as “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside the Company's control and are difficult to predict. Factors that may cause actual future events to differ materially from the expected results, include, but are not limited to: the ability of the Company to develop its 5G products and generate revenue; the ability to enter into and meet the obligations under partnership and collaboration agreements; the ability of the Company to grow and manage growth profitability and retain its key employees; the Company's financial and business performance, including the Company's financial projections and business metrics; changes in the Company's strategy, future operations, financial position, estimated revenues and losses, forecasts, projected costs, prospects and plans; the Company's inability to anticipate the future market demands and future needs of its customers; the impact of component shortages, suppliers' lack of production capacity, natural disasters or pandemics on the Company's sourcing operations and supply chain; the Company's future capital requirements and sources and uses of cash; the ability to implement business plans, forecasts, and other expectations, including the growth of the 5G market; the risk that the Company may not be able to repay its debt; the risk of economic downturns that affects the Company's business operation and financial performance; the risk that the Company may not be able to develop and design its products acceptable to its customers; actual or potential conflicts of interest of the Company's management with its public stockholders; macroeconomic conditions, including market conditions, global and economic conditions, labor disputes, inflationary impacts, and disruptions to the global supply chain; the imposition of duties and tariffs and other trade barriers and retaliatory countermeasures implemented by the U.S. and other governments; and other risks and uncertainties indicated from time to time in Company’s filings with the Securities and Exchange Commission (“SEC”), including the annual report on Form 10-K, and quarterly reports on Form 10-Q, and those disclosures under the "Risk Factors" section therein. The foregoing list of factors is not exhaustive. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:

•	Investor relations website: investors.gctsemi.com
•	Investor relations contact: Gateway Group, Ralf Esper, GCT@gateway-grp.com
•	Media contact: media@gctsemi.com

GCT Semiconductor Holding, Inc.
Consolidated Balance Sheets
(unaudited, in thousands)

	March 31, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$7,185	$590
Accounts receivable, net	2,414	2,597
Inventory	1,558	947
Contract assets	5,110	5,432
Prepaid expenses and other current assets	2,770	2,318
Total current assets	19,037	11,884
Property and equipment, net	2,470	2,671
Operating lease right-of-use assets	513	708
Other assets	358	381
Total assets	$22,378	$15,644
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$702	$628
Contract liabilities	131	—
Accrued and other current liabilities	21,143	21,680
Common stock forward liability	—	3
Borrowings	52,068	56,589
Operating lease liabilities, current	491	686
Total current liabilities	74,535	79,586
Long-term borrowings	661	—
Convertible promissory notes, net of current	4,964	6,046
Net defined benefit liabilities	7,158	7,598
Long-term operating lease liabilities	35	41
Other taxes payable	2,289	2,265
Warrant liabilities	5,995	2,870
Other liabilities	677	531
Total liabilities	96,314	98,937
Commitments and contingencies (Note 7)
Stockholders’ deficit:
Preferred stock	—	—
Common stock	7	6
Additional paid-in capital	538,957	520,925
Accumulated other comprehensive income	2,369	1,181
Accumulated deficit	(615,269)	(605,405)
Total stockholders’ deficit	(73,936)	(83,293)
Total liabilities and stockholders’ deficit	$22,378	$15,644

GCT Semiconductor Holding, Inc.
Consolidated Statements of Operations
(unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2026	2025
Net revenues:
Product	$472	$91
Service	1,448	405
Total net revenues	1,920	496
Cost of net revenues:
Product	895	207
Service	78	201
Total cost of net revenues	973	408
Gross profit	947	88
Operating expenses:
Research and development	3,174	4,096
Sales and marketing	1,158	1,118
General and administrative	2,747	2,614
Total operating expenses	7,079	7,828
Loss from operations	(6,132)	(7,740)
Interest expense	(1,809)	(1,070)
Gain on foreign currency transactions, net	2,578	21
Change in fair value of common stock forward liability	3	295
Change in fair value of common stock warrant liabilities	(3,125)	1,649
Change in fair value of convertible promissory notes	(1,286)	(19)
Other income, net	35	1
Loss before provision for income taxes	(9,736)	(6,863)
Provision for income taxes	128	105
Net loss	$(9,864)	$(6,968)
Net loss per common share:
Basic and diluted	$(0.15)	$(0.15)
Weighted average common shares outstanding, basic and diluted	66,070	47,606